Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Reports First Quarter Profit Driven By Loan Growth and Improved Net Interest Margin

BALA CYNWYD, PA - - (Marketwired – April 25, 2017) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased to report net income attributable to the Company of $1.8 million, or $0.06 per diluted share, for the three months ended March 31, 2017 compared to $2.2 million, or $0.06 per diluted share, for the three months ended March 31, 2016. Excluding expenses directly related to the merger with Bryn Mawr Bank Corporation of $243 thousand, net income attributable to the Company was $2.1 million, or $0.07 per diluted share, for the three months ended March 31, 2017.

Kevin Tylus, the Company's President and Chief Executive Officer, noted, "Loan growth positively contributed to our first quarter results. We also significantly reduced our other real estate owned assets by 40%. While we are in the midst of our merger planning activities with Bryn Mawr Bank Corporation, we remain equally focused on the daily operations of the bank and serving our customers.”

The merger with Bryn Mawr Bank Corporation is subject to applicable regulatory approvals and approval by the Company’s shareholders, as well as certain other closing conditions.

Highlights for the three months ended March 31, 2017 included:

Balance Sheet Trends:

•	At March 31, 2017, total assets were $836.7 million and grew $4.2 million, or 0.5%, from $832.5 million at December 31, 2016.

•
Total loans and loans held for sale were $619.0 million at March 31, 2017, an increase of $17.0 million, or 2.8%, from $602.0 million at December 31, 2016. Current quarter increases were recognized in multiple loan portfolio segments.

•	Total deposits were $644.4 million at March 31, 2017, an increase of $14.9 million, or 2.4%, from $629.5 million at December 31, 2016.

Asset Quality:

•	The ratio of non-performing loans to total loans was 1.08% at March 31, 2017 compared to 1.00% at December 31, 2016.

•
Non-performing loans of $6.0 million at December 31, 2016 increased $688 thousand, or 11.5%, to $6.7 million at March 31, 2017. During the first quarter of 2017, one commercial real estate loan with a carrying amount of $486 thousand became non-accrual because it was past its maturity date. Four loans comprise additions of $401 thousand in commercial and industrial non-accrual loans.

•	The ratio of non-performing assets to total assets was 1.05% at March 31, 2017 compared to 1.15% at December 31, 2016.

•
Non-performing assets of $8.8 million at March 31, 2017 decreased $717 thousand, or 7.5%, from $9.5 million at December 31, 2016. Other real estate owned (“OREO”) declined $1.4 million, or 39.7%, during the first quarter of 2017 mostly due to sales of the properties.

•
During the first quarter of 2017, the Company recorded a provision to the allowance for loan and lease losses of $297 thousand compared to $212 thousand for the first quarter of 2016. The 2017 provision was primarily attributable to net loan growth, specific reserves and net charge-off activity.

Income Statement and Other Highlights:

•	The return on average assets for the three months ended March 31, 2017 was 0.88% compared to 1.11% for the three months ended March 31, 2016.

•	The return on average equity for the three months ended March 31, 2017 was 13.82% compared to 11.98% for the three months ended March 31, 2016.

•
At March 31, 2017, the Company’s Tier 1 leverage and Total Risk Based Capital ratios were 8.529% and 13.341%, respectively, compared to 8.488% and 13.302%, respectively, at December 31, 2016. The Common Equity Tier 1 ratio was 8.125% at March 31, 2017 compared to 7.992% at December 31, 2016.

•
Net interest income increased $526 thousand, or 8.1%, from $6.5 million for the three months ended March 31, 2016 to $7.0 million for the three months ended March 31, 2017. The growth in net interest income was impacted by the growth in average interest-earning assets and was partially offset by an increase in the average rate paid on average borrowings.

•
The net interest margin was 3.60% for the first quarter of 2017 compared to 3.51% for the comparable period in 2016. The increase in net interest margin was directly related to an increase of 15 basis points in the yield on average interest-earning assets due to a change in the composition of such assets.

•
Non-interest income for the first quarter of 2017 was $511 thousand and decreased $696 thousand from $1.2 million for the first quarter of 2016. The quarterly decrease in non-interest income was impacted by a $367 thousand decline in the net gains on the sale of investment securities and a $355 thousand decrease in income from Company owned life insurance. We did not sell investment securities in the 2017 quarter.

•
Non-interest expense was $5.4 million for the three months ended March 31, 2017 compared to $5.2 million for the same period in 2016 and increased $155 thousand. Contributing to the increase in non-interest expense for the first quarter of 2017 was $243 thousand in merger expenses. During the first quarter of 2017, we recorded an $8 thousand provision for unfunded loan commitments compared to a $150 thousand credit in the first quarter of 2016. While the historical loss rates applied in the calculation of the reserve for unfunded loan commitments declined, the level of unfunded loan commitments increased quarter over quarter. Partially mitigating these increases was a $408 thousand improvement in net OREO expenses during the first quarter of 2017. Net gains on the sales of OREO, which are included in net OREO expenses, increased $405 thousand quarter over quarter.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank America, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and twelve branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2016.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, dollars in thousands, except per share data)

	For the three months
	ended March 31,
	2017	2016
Interest income	$8,958	$8,214
Interest expense	1,941	1,723
Net Interest Income	7,017	6,491
Provision for loan and lease losses	297	212
Net interest income after provision for loan and lease losses	6,720	6,279
Non-interest income	511	1,207
Non-interest expense	5,376	5,221
Income before taxes	1,855	2,265
Income tax expense	-	-
Net Income	1,855	2,265
Less net income attributable to noncontrolling interest	43	76
Net Income Attributable to Royal Bancshares	$1,812	$2,189
Less Preferred stock Series A accumulated dividend and accretion	$-	$334
Net income to common shareholders	$1,812	$1,855
Income Per Common Share – Basic and Diluted	$0.06	$0.06

SELECTED PERFORMANCE RATIOS:

	For the three months
	ended March 31,
	2017	2016
Return on Average Assets	0.88%	1.11%
Return on Average Equity	13.82%	11.98%
Average Equity to Average Assets	6.36%	9.28%
Book Value Per Share	$1.80	$1.83

	At March 31,	At December 31,
Capital ratios (US GAAP):	2017	2016
Company Tier 1 Leverage	8.529%	8.488%
Company Total Risk Based Capital	13.341%	13.302%
Company Common Equity Tier 1	8.125%	7.992%

NON-GAAP MEASURES:
(Unaudited, dollars in thousands, except per share data)

	For the three months
	ended March 31,
	2017	2016
Net income attributable to Royal Bancshares	$1,812	$2,189
Merger expenses	243	-
Net income attributable to Royal Bancshares (non-GAAP)	$2,055	$2,189
Less Preferred stock Series A accumulated dividend and accretion	$-	$334
Net income to common shareholders (non-GAAP)	$2,055	$1,855
Income per common share–basic and diluted (non-GAAP)	$0.07	$0.06

Return on Average Assets	1.00%	1.11%
Return on Average Equity	15.67%	11.98%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	At March 31, 2017	At December 31, 2016
Cash and cash equivalents	$15,274	$21,230
Investment securities, at fair value	163,737	169,854
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	3,145	3,216
Loans and leases held for sale	205	-
Loans and leases
Commercial real estate and multi-family	293,490	284,950
Construction and land development	88,561	83,369
Commercial and industrial	115,131	108,146
Residential real estate	56,790	56,899
Leases	58,733	61,838
Tax certificates	3,114	3,705
Consumer	2,965	3,102
Loans and leases	618,784	602,009
Allowance for loan and lease losses	(10,558)	(10,420)
Loans and leases, net	608,226	591,589
Company owned life insurance	21,069	20,781
Premises and equipment, net	5,026	5,398
Other real estate owned, net	2,131	3,536
Accrued interest receivable	3,810	3,968
Other assets	11,829	10,663
Total Assets	$836,702	$832,485

Deposits	$644,425	$629,546
Borrowings	91,000	104,000
Other liabilities	20,676	20,892
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	54,267	51,648
Noncontrolling interest	560	625
Total Equity	54,827	52,273
Total Liabilities and Equity	$836,702	$832,485

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the three months ended			For the three months ended
	March 31, 2017			March 31, 2016
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$5,471	$16	1.19%	$12,462	$16	0.52%
Investment securities	174,359	1,026	2.39%	217,677	1,334	2.46%
Loans	610,648	7,916	5.26%	512,937	6,864	5.38%
Total interest-earning assets	790,478	8,958	4.60%	743,076	8,214	4.45%
Non-interest earning assets	46,171			48,981
Total average assets	$836,649			$792,057

Interest-bearing deposits
Interest checking and money markets	$224,552	$235	0.42%	$228,170	$206	0.36%
Savings	82,954	122	0.60%	61,915	106	0.69%
Certificates of deposit	234,950	760	1.31%	208,033	728	1.41%
Total interest-bearing deposits	542,456	1,117	0.84%	498,118	1,040	0.84%
Borrowings	135,409	824	2.47%	115,513	683	2.38%
Total interest-bearing liabilities	677,865	1,941	1.16%	613,631	1,723	1.13%
Non-interest bearing deposits	81,759			81,568
Other liabilities	23,855			23,358
Shareholders' equity	53,170			73,500
Total average liabilities and equity	$836,649			$792,057
Net interest income		$7,017			$6,491
Net interest margin			3.60%			3.51%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
ASSET QUALITY TRENDS
(Unaudited, in thousands, except percentages)

	At March 31, 2017	At December 31, 2016

Non-performing loans	$4,756	$4,100
Non-performing loans held for sale	205	-
Non-performing tax certificates	1,734	1,907
Total non-performing loans	6,695	6,007

Other real estate owned-loans	208	236
Other real estate owned-tax certificates	1,923	3,300
Total other real estate owned	2,131	3,536
Total non-performing assets	$8,826	$9,543

Ratio of non-performing loans to total loans	1.08%	1.00%
Ratio of non-performing assets to total assets	1.05%	1.15%
Ratio of allowance for loan and lease losses to total loans	1.71%	1.73%
Ratio of allowance for loan and lease losses to non-performing loans	157.70%	173.46%

Contact Information

Michael Thompson
Executive Vice President and Chief Financial Officer
mthompson@royalbankamerica.com